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Exhibit 3.3

AMENDMENT TO AMENDED AND RESTATED BYLAWS
OF
FIRST HORIZON PHARMACEUTICAL CORPORATION

        This Amendment to Amended and Restated Bylaws was duly adopted by the Board of Directors as of December 24, 2003.

        1.     The first sentence of the second paragraph of Section 4 of Article I of the Amended and Restated Bylaws is deleted in its entirety and replaced with the following:

        With respect to the nomination by the Corporation's stockholders of persons for election to the Board of Directors, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. This provision shall not impair the Board of Directors' ability to elect directors pursuant to Section 2 of these Bylaws.

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  Exhibit 3.3
AMENDMENT TO AMENDED AND RESTATED BYLAWS OF FIRST HORIZON PHARMACEUTICAL CORPORATION